SIXTEENTH AMENDMENT
                     TO AGREEMENT OF LIMITED PARTNERSHIP OF
                       SUMMIT PROPERTIES PARTNERSHIP, L.P.

        THIS SIXTEENTH AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT PROPERTIES PARTNERSHIP, L.P. (the "Amendment") is dated as of April 29, 1999, and entered into by and among Summit Properties Inc., a Maryland corporation (the "Company"), and the persons whose names are set forth on Exhibit A attached hereto (the "Limited Partners").

        WHEREAS, the Company and the Limited Partners (other than the New Partners (as hereinafter defined)) are partners of Summit Properties Partnership, L.P., a Delaware limited partnership (the "Partnership"), pursuant to an Agreement of Limited Partnership dated as of January 29, 1994, as previously amended (the "Agreement"); and


        WHEREAS, the General Partner desires to cause the Partnership to issue additional Partnership Units of a new class and series, with the designations, preferences and relative, participating, optional or other special rights, powers and duties provided for in this Amendment in accordance with Section 4.2A of the Agreement; and

        WHEREAS, the General Partner may amend the Agreement by executing a written instrument setting forth the terms of such amendment without the consent of the Limited Partners pursuant to Section 14.1B of the Agreement; and

        WHEREAS, the General Partner desires by this Amendment to so amend the Agreement as of the date first set forth above to provide for the designation and issuance of such new class and series of Partnership Units designated 8.95% Series B Cumulative Redeemable Perpetual Preferred Units ("Series B Preferred Units"); and

        WHEREAS, Belair Real Estate Corporation and Belcrest Realty Corporation (the "New Partners") desire to contribute $85 million in cash to the Partnership in exchange for the issuance to them of 3.4 million Series B Preferred Units in the respective amounts set forth on Exhibit A, attached hereto, and their admission to the Partnership pursuant to Section 12.2 of the Agreement;

        WHEREAS, the Company and the Limited Partners desire to amend the Agreement to reflect the issuance of the Series B Preferred Units to the New Partners and their admission as Limited Partners.

        NOW, THEREFORE, in accordance with the provisions of Sections 4.2, 12.2 and 12.3 of the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Limited Partners and the Company hereby amend the Agreement as follows:

SECTION 1      DEFINED TERMS.
               -------------

        1.1 The following terms shall, for all purposes, unless otherwise clearly indicated to the contrary and notwithstanding any contrary definitions heretofore set forth therefor in the Agreement have the meanings hereinbelow ascribed to them.

        "Certificate of Designations" means an amendment to this Agreement that sets forth the designations, rights, powers, duties and preferences of Partners holding any Partnership Interests issued pursuant to Section 4.2A, which amendment is in the form of a certificate signed by the General Partner and appended to this agreement. A Certificate of Designations is not the exclusive manner in which such an amendment may be effected. The General partner may adopt a Certificate of Designations without the consent of the Limited Partners to the extent permitted pursuant to Section 14.1B hereof.

        "Common Unit" means a Partnership Unit which is designated as a Common Unit and which has the rights, preferences and other privileges designated herein in respect of Common Unitholders. The allocation of Common Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

        "Common Unitholder" means a Partner that holds Common Units.

        "Partnership Unit" or "Unit" means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1, 4.2 and
4.3 (and includes any series or class of Preferred Units). The number of Partnership Units outstanding and (in the case of Common Units) the Percentage Interest in the Partnership represented by such Units are set forth in Exhibit A attached hereto, as such Exhibit may be amended from time to time. The ownership of Partnership Units shall be evidenced by such form of certificate for units as the General Partner adopts from time to time unless the General Partner determines that the Partnership Units shall be uncertificated securities.

        "Percentage Interest" means, as to a Partner, its percentage interest as a Common Unitholder determined by dividing the Common Units owned by such Partner by the total number of Common Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

        "Preferred Unit" means a limited partnership interest (of any series), other than a Common Unit, represented by a fractional, undivided share of the Partnership Interests of all Partners issued hereunder and which is designated as a "Preferred Unit" (or as a particular class or series of Preferred Units) herein and which has the rights, preferences and other privileges designated herein (including by way of a Certificate of Designations) in respect of a

Preferred Unitholder. The allocation of Preferred Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

        "Preferred Unitholder" means a Partner that holds Preferred Units (of any class or series).

        "REIT Shares Amount" shall mean a number of REIT Shares equal to the product of the number of Common Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor, provided that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the "rights"), then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

        "Series B Certificate of Designations" means the Certificate of Designations attached hereto as Exhibit F setting forth the designations, rights, powers, duties and preferences of Partners holding Series B Preferred Units.

        "Series B Preferred Unit" means a limited partnership interest represented by a fractional, undivided share of the Partnership Interests of all Partners issued hereunder which is designated as an 8.95% Series B Cumulative Redeemable Perpetual Preferred Unit and which has the rights, preferences and other privileges designated herein in respect of Series B Preferred Unitholders and designated in the Certificate of Designations for Series B Preferred Units attached hereto. The allocation of Series B Preferred Units among the Partners shall be set forth on Exhibit A, as may be amended from time to time.

        "Series B Preferred Unitholder" means a Partner that holds Series B Preferred Units.

SECTION 2      AMENDMENTS TO CERTAIN SECTIONS OF THE AGREEMENT.

        The following sections of the Agreement shall be amended as set forth below.

        2.1 Amendment to Section 4.1. The penultimate sentence of Section 4.1 of the Agreement shall be amended to read in its entirety as follows:

        The number of Common Units held by the General Partner, in its capacity as general partner, (equal to one percent (1%) of all outstanding Common Units from time to time) shall be deemed to be the General Partner Interest.

        2.2 Amendment to Section 5.1. The first sentence of Section 5.1 of the Agreement shall be amended to read in its entirety as follows:

               Subject to the rights and preferences of any outstanding class or series of Preferred Units as set forth in the Certificate of Designations therefor attached hereto or as otherwise provided herein with respect to Partnership Interests other than Common Units, the General Partner shall distribute at least quarterly an amount equal to one hundred percent (100%) of Available Cash generated by the Partnership during such quarter or shorter period to the Common Unitholders who are Partners on the Partnership Record Date with respect to such quarter or shorter period in accordance with their respective Percentage Interests on such Partnership Record Date; provided that in no event may a Partner receive a distribution of Available Cash with respect to a Common Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Common Unit has been redeemed or exchanged.

        2.3 Amendment to Section 6.1. The text of Sections 6.1A and 6.1B of the Agreement shall be amended to read in its entirety as follows:

        A.     Net Income.   Net Income shall be allocated:

               (i) first, to the General Partner to the extent of Net Losses previously allocated to the General Partner pursuant to
                      Section 6.1B(iii) below for all prior taxable years exceed Net Income previously allocated to the General Partner pursuant to this Section 6.1A(i) for all prior taxable years,

               (ii) second, to Partners holding Preferred Units to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(ii) below for all prior taxable years exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(ii) for all prior taxable years,

               (iii) third, to Partners holding Common Units to the extent that Net Losses previously allocated to such Partners pursuant to Section 6.1B(i) below for all prior taxable years exceed Net Income previously allocated to such Partners pursuant to this Section 6.1A(iii) for all prior taxable years,

               (iv) fourth, to Partners holding Preferred Units in accordance with the rights of any such class of Partnership Interests until each such Preferred Unit has been allocated Net Income equal to the excess of (x) the cumulative amount of preferred distributions such Partners are entitled to receive to the last day of the current taxable year or to the date of redemption to the extent such Partnership Interests are redeemed during such taxable year over (y) the cumulative Net Income allocated to such Partners, pursuant to this Section 6.1A(iv) for all prior taxable years (and, within each such class, pro rata in proportion to the respective share of such Units each Partner holds as of the last day of the period for which such allocation is being made), and

               (v) fifth, with respect to Common Units, pro rata to each such class in accordance with the terms of such class (and, within each such class, pro rata in proportion to each Partner's respective share of such Units as of the last day of the period for which such allocation is being made).

               B. Net Losses. After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto, Net Losses shall be allocated:

               (i) first, with respect to Common Units, pro rata in proportion to each Partner's respective share of such Common Units as of the last day of the period for which such allocation is being made until the Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)) of each Partner with respect to such Common Units is reduced to zero,

               (ii) second, to the Partners holding Preferred Units in accordance with the rights of such class of Preferred Units (and, if there is more than one class of such Preferred Units, then in the reverse order of their preferences in distributions), until the Adjusted Capital Account (modified in the same manner as in the parenthetical in the immediately preceding clause (i)) of each such Partner with respect to such Preferred Units is reduced to zero, and

               (iii) third, to the General Partner.

               To the extent permitted under Section 704 of the Code, solely for purposes of allocating Net Income or Net Losses in any taxable year (or a portion thereof) to Partners holding Series B Preferred Units pursuant to
Section 6.1 hereof, items of Net Income or Net Losses, as the case may be, shall not include Depreciation with respect to properties that are "ceiling limited" in respect of Partners holding Series B Preferred Units. For purposes of the preceding sentence, Partnership property shall be considered "ceiling limited" in respect of a Partner holding Series B Preferred Units if Depreciation attributable to such Partnership property which would otherwise be allocable to such Partner, without regard to this paragraph, exceeds depreciation determined for federal income tax purposes attributable to such Partnership property which would otherwise be allocable to such Partner by more than 5%."

        2.4 Amendment to Section 8.6. The text of Section 8.6 of the Agreement shall be amended such that every instance of the terms "Partnership Unit" and "Partnership Units" shall be replaced, respectively, by "Common Unit" and "Common Units".

        2.5    Amendment to Article 11.

               (a) Section 11.1A of the Agreement is amended by inserting the words "or an exchange pursuant to Section 9 of the Series B Certificate of Designations" after the words "Section 8.6" in the last line thereof.

               (b) Section 11.6A of the Agreement is amended by inserting the words "or or under Section 9 of the Series B Certificate of Designations" after the words "Section 8.6" in the last line thereof.

               (c) Section 11.6B of the Agreement is amended by inserting the words "or or under Section 9 of the Series B Certificate of Designations" after the words "Section 8.6" in the last line thereof.

               (d) The following language is inserted at the end of Section 11.6C of the Agreement: "; provided, however, that a Series B Preferred Unitholder may make a transfer to an Affiliate of such Series B Preferred Unitholder in accordance with the provisions of Section 11.3A hereof without regard to such limitation."

               (e) Section 11.6D of the Agreement is amended: (i) by inserting the words "or or under Section 9 of the Series B Certificate of Designations" after the words "Section 8.6" in the third line thereof; and (ii) by inserting the words "or Series B Preferred Unit Partnership Record Date (as defined in the Series B Certificate of Designations), as the case may be" after the words "Partnership Record Date" in the last sentence thereof.

        2.6 Amendment to Article 16. The text of Article 16 of the Agreement shall be amended such that every instance of the terms "Partnership Unit" and "Partnership Units" shall be replaced, respectively, by "Common Unit" and "Common Units".

SECTION 3      AMENDMENT TO EXHIBIT E.

        The Form of Notice of Redemption set forth as Exhibit E to the Agreement shall be amended such that every instance of the term "Limited Partnership Units" shall be replaced by "Common Units."

SECTION 4      SERIES B CERTIFICATE OF DESIGNATIONS.

        The Agreement shall be amended by the adoption of the Series B Certificate of Designations attached hereto as Attachment 1 and to be attached to the Agreement as Exhibit

F, in accordance with Section 4.2A of the Agreement, setting forth the designations, rights, powers, duties and preferences of Partners holding Series B Preferred Units.

SECTION 5      ADMISSION OF NEW PARTNERS.

        (a) The Agreement is hereby amended by substituting that Exhibit A attached hereto for the Exhibit A heretofore attached to the Agreement.

        (b) Pursuant to and in accordance with Section 12.2 of the Agreement, the General Partner hereby consents to the admission of each of the New Partners as Additional Limited Partners of the Partnership and each New Partner hereby adopts, accepts, ratifies, confirms and agrees to be bound by all of the terms of the Agreement, as hereby amended, applicable to it as a Limited Partner, including, without limitation, the provisions of Section
               2.4 and any other provision of the Agreement appointing the General Partner or the Liquidator as attorney-in-fact for such New Partner.

SECTION 6      MISCELLANEOUS.

        (a) Except as amended by the provisions hereof, the Agreement, as previously amended, shall remain in full force and effect in accordance with its terms and is hereby ratified, confirmed and reaffirmed by the undersigned for all purposes and in all respects.

        (b) This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

        (c) This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.


                         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                GENERAL PARTNER:

                                SUMMIT PROPERTIES INC.


                                By: /s/ Michael G. Malone
                                    --------------------------------------------
                                    Michael G. Malone
                                    Senior Vice President

                                LIMITED PARTNERS:

                                Those Persons listed on Exhibit A attached
                                  hereto

                                By:  Summit Properties Inc., their attorney-in-
                                     fact


                                By: /s/ Michael G. Malone
                                    --------------------------------------------
                                    Michael G. Malone
                                    Senior Vice President

                                NEW PARTNERS

                                BELCREST REALTY CORPORATION


                                By: /s/ Thomas E. Faust, Jr.
                                    --------------------------------------------
                                    Name: Thomas E. Faust, Jr.
                                    Title: Executive Vice President

                                BELAIR REAL ESTATE CORPORATION


                                By: /s/ Thomas E. Faust, Jr.
                                    --------------------------------------------
                                    Name: Thomas E. Faust, Jr.
                                    Title: Executive Vice President

                                    Exhibit A
                                    ---------

I.      Holders of Common Units


Summit Properties Inc.

Bruce R. Keene

Charles W. Brown III

Daniel P. McCabe

David R. Tufaro

Edward D. Trevillian

Street Enterprises, LP.

James C. Smith

John C. Moore

John T. Gray

K. Reid Hotaling

Keith Downey

Keith H. Kuhlman

Mark L. Messerly

Mary Beth Marshall

Michael A. Underwood

Michael G. Malone

Raymond V. Jones

Stephen C. Wylie

Stephen F. Smoak

Thomas Mannausa

William B. McGuire, Jr.

William F. Paulsen

P K Partners L.P.

JMJ Associates

The Crosland Group Inc.

Crosland-Erwin & Associates No. VI

John & Patricia Ackerman

Westbury Place Associates

Westbury Woods Associates

Westbury Park Associates

Crosland Investors, Inc.

Roger M. Lewis

Justin F. Little

Charles E. Teal

John Crosland, Jr.

Patrick Bailey, Jr.

Kenneth M. Barnes, Revocable Trust

James H. Barnhardt-3/31/87 Trust

Sadler H. Barnhardt

Thomas M. Barnhardt

James H. & Sybil Blumenberg

Charles C. Bollinger

Douglas R. Boone

David R. Boozer

Timothy A. Braswell

Eugene E. Brucker

Andrew P. Collins

Carl T. Dedmon

Robert W. Donaldson, Jr.

James H. Donnewald

Raymond Donnewald - Estate

B. D. Framer, III

James S. Forrester

W. A. & C. D. Frank Living Trust 8/18/82

Harvey & Cynthia P. Frohlichstein

Robert H. Gaither

John C. Golding

Rebecca H. Gordon

Charles H. Griffin

David E. Harrold

William M. Herndon

Frances J. Intagliata

Donald H. Jones

Ruthanne (Wise) Jones

Duncan A. Killen

Richard E. Killough

Jack Krause

Jean H. Lamb

Paul R. Leonard, Jr.

Susan H. McDowell

Roy H. Michaux, Jr.

Jack R. Miller

Kenneth M. Murphy

J. Frank Newton

L. Gordon Pfefferkorn

Eugene V. Rankin

Leroy Robinson

Sam J. Rosenbloom

Robert W. Sauer - Grantor Trust

John Crosland, Jr. & FUNB co-trustees
of the John Crosland, Sr., Trust 10/25/74

Albert F. Sloan

Brant R. Snavely, Jr.

Eloise Y. Spangler

Emil A. Stange

John B. Summers

Roberta K. Symonds

Nick Tacony

Owen H. Whitfield

Gerald S. Workman

Bernard A. Zimmer

Franz J. Zimmer

Bissell Ballantyne, LLC

J Ronald Terwilliger

J. Ronald Terwilliger Grantor Trust

Susan A. Hoeksema

Randy J. Pace

Clifford A. Breining

St. Clair Associates, L.P.

Harlan R. Crow

Leonard W. Wood

David J. Elwell

Randy J Pace

J. Ronald Terwilliger

Leonard W Wood Family L/P

CFP Residential LP.

TCR Legacy Square L/P

KW Partnership

LAD Partnership

Michael L. Pacillio

Milan Investment Trust-1/1/93

S. Joseph Barrett

11. Holders of Series B Preferred Units
    1.    Belcrest Realty Corporation
    2.    Belair Real Estate Corporation

                       ATTACHMENT 1 TO SIXTEENTH AMENDMENT
                       -----------------------------------
                                       AND

                       EXHIBIT F TO PARTNERSHIP AGREEMENT
                       ----------------------------------

                       SUMMIT PROPERTIES PARTNERSHIP, L.P.
                    CERTIFICATE OF DESIGNATIONS AMENDING THE
                        AGREEMENT OF LIMITED PARTNERSHIP
                        (EFFECTIVE AS OF APRIL 29, 1999)

            SERIES B CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS


               SECTION 1. Definitions. The following terms shall have the meanings herein below ascribed thereto for purposes of this Certificate of Designations, and all other capitalized terms used herein shall have the meanings thereto ascribed in the Agreement (as hereinafter defined):

               "Affiliate Parity Placement" shall have the meaning set forth therefor in Section 7(b) hereof.

               "Agreement" shall mean that Agreement of Limited Partnership of Summit Properties Partnership, L.P., a Delaware limited partnership (the "Partnership"), dated as of January 29, 1994, as amended.

               "Charter" shall have the meaning set forth therefor in Section 3(d) hereof.

               "Contribution Agreement" shall mean that certain Contribution Agreement, dated as of April 29, 1999, by and among the Company, the Partnership, Belcrest Realty Corporation and Belair Real Estate Corporation.

               "control" shall mean the power to direct the actions of a Person, regardless of whether the same shall involve an ownership interest in such Person.

               "Excess Units" shall have the meaning set forth therefor in
Section 9(a)(iii) hereof.

               "Exchange Notice" shall have the meaning set forth therefor in
Section 9(b) hereof.

               "Exempt Affiliate Parity Placement" shall have the meaning set forth therefor in Section 7(b) hereof.

               "Junior Units" shall have the meaning set forth therefor in
Section 3(d) hereof.

               "New Partner Affiliate" shall mean a Person controlling, under common control with or controlled by a New Partner.

               "Parent" shall mean the direct or indirect parent of a New
Partner.

               "Parity Units" shall mean any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on a parity with Series B Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership.

               "Partnership Affiliate" shall mean any Person controlled by, controlling or under common control with the Partnership.

                "Priority Return"shall mean, an amount equal to 8.95% per annum, determined on the basis of a 360-day year of twelve (12) 30-day months (or actual days for any month which is shorter than a full monthly period), cumulative to the extent not distributed for any given distribution period pursuant to Section 3 hereof, of the stated value of $25.00 per Series B Preferred Unit, commencing on the date of issuance of such Series B Preferred Unit.

                "PTP" shall mean a "publicly traded partnership" within the meaning of Section 7704 of the Code.

               "Series B Exchange Price" shall have the meaning set forth therefor in Section 9(a)(i) hereof.

               "Series B Redemption Price" shall have the meaning set forth therefor in Section 6(a) hereof.

               "Series B Preferred Articles Supplementary" shall have the meaning set forth therefor in Section 9(a)(i) hereof.

               "Series B Preferred Stock" shall have the meaning set forth therefor in Section 9(a)(i) hereof.

               "Series B Preferred Unit Distribution Payment Date" shall have the meaning set forth therefor in Section 3(a) hereof.

               "Series B Preferred Unit Partnership Record Date" shall have the meaning set forth therefor in Section 3(a) hereof.

               "Series B Preferred Units" shall have the meaning set forth therefor in Section 2 hereof.

               SECTION 2. Designation and Number. Pursuant to Section 4.2A of the Agreement, a series of Partnership Units in the Partnership designated as the "8.95% Series B Cumulative Redeemable Perpetual Preferred Units" (the "Series B Preferred Units") is hereby established. The number of Series B Preferred Units shall be 3,400,000.

               SECTION 3. Distributions. (a) Payment of Distributions. Subject to the rights of holders of Parity Units and holders of Units ranking senior to the Series B Preferred Units as to the payment of distributions, holders of Series B Preferred Units shall be entitled to receive, when, as and if declared by the Partnership acting through the General Partner, out of Available Cash, pursuant to Article 5 of the Agreement, cumulative preferential cash distributions at the rate per annum of 8.95% of the original Capital Contribution per Series B Preferred Unit. Such distributions shall be cumulative, shall accrue from the original date of issuance and will be payable:
(i) quarterly in arrears, on the last day (or, if not a Business Day, the next succeeding Business Day) of each of March, June, September and December of each year commencing on June 30, 1999 (each, a "Series B Preferred Unit Distribution Payment Date"), and (ii) in the event of (A) an exchange of Series B Preferred Units into Series B Preferred Stock, or (B) a redemption of Series B Preferred Units, on the exchange date or redemption date, as applicable. The amount of the distribution payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full quarterly period for which distributions are computed, the amount of the distribution payable will be computed on the basis of the actual number of days elapsed in such period. If any date on which distributions are to be made on the Series B Preferred Units is not a Business Day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. Distributions on the Series B Preferred Units will be made to the holders of record of the Series B Preferred Units on the relevant record dates to be fixed by the Partnership acting through the General Partner, which record dates shall be the twentieth (20th) day of the calendar month in which the applicable Series B Preferred Unit Distribution Payment Date falls or on such earlier date designated on at least ten (10) days' notice by the Board of Directors of the General Partner as the record date for such distribution that is not more than thirty (30) nor less than ten (10) days prior to such Series B Preferred Unit Distribution Payment Date (the "Series B Preferred Unit Partnership Record Date").

        (b) Prohibition on Distribution. No distributions on Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any such time as the terms and provisions of any agreement of the Partnership or the Company, including any agreement relating to their indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent that such authorization or payment shall be restricted or prohibited by law.

        (c) Distributions Cumulative. Notwithstanding the provisions of Section 3(b) hereof, distributions on the Series B Preferred Units will accrue whether or not the terms and provisions of any agreement of the Partnership, including any agreement relating to its indebtedness at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series B Preferred Units will accumulate as of the date on which they first become payable pursuant to Section 3(a) (without reference to Section 3(b)). Distributions on account of arrears for any past distribution periods may be declared and paid at any time, without reference to a regular Series B Preferred Unit Distribution Payment Date to holders of record of the Series B Preferred Units on the record date fixed by the Partnership acting through the General Partner, which date shall not exceed thirty (30) days prior to the payment date. Accumulated and unpaid distributions will not bear interest.

        (d) Priority as to Distributions. (i) So long as any Series B Preferred Units are outstanding, no distribution of cash or other property shall be authorized, declared, paid or set apart for payment on or with respect to any class or series of Partnership Interest ranking junior as to the payment of distributions or rights upon a voluntary or involuntary liquidation, dissolution or winding-up of the Partnership to the Series B Preferred Units (collectively, "Junior Units"), nor shall any cash or other property be set aside for or applied to the purchase, redemption or other acquisition for consideration of any Series B Preferred Units, any Parity Units or any Junior Units, unless, in each case, all distributions accumulated on all Series B Preferred Units and all classes and series of outstanding Parity Units have been paid in full. The foregoing sentence will not prohibit (A) distributions payable solely in Junior Units, (B) the conversion of Junior Units or Parity Units into Junior Units, or
(C) the redemption of Partnership Interests corresponding to any Series B Preferred Stock, Parity Preferred Stock or Junior Stock to be purchased by the Company pursuant to Section 4.5 of the Amended and Restated Articles of Incorporation of the Company (the "Charter") to preserve the Company's status as a real estate investment trust, provided that such redemption shall be upon the same terms as the corresponding purchase pursuant to Article IV of the Charter.

               (ii) So long as distributions have not been paid in full (or a sum sufficient for such full payment has not been irrevocably deposited in trust for payment) upon the Series B Preferred Units, all distributions authorized and declared on the Series B Preferred Units and all classes or series of outstanding Parity Units shall be authorized and declared so that the amount of distributions authorized and declared per Series B Preferred Unit and such other classes or series of Parity Units shall in all cases bear to each other the same ratio that accrued and unpaid distributions per Series B Preferred Unit and such other classes or series of Parity Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such class or series of Parity Units do not have cumulative distribution rights) bear to each other. Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series B Preferred Units which remains payable.

        (e) No Further Rights. Holders of Series B Preferred Units shall not be entitled to any distributions with respect to such Series B Preferred Units, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein (it being understood that such holder may have additional rights or claims to the remaining assets of the Partnership as a result of its ownership of Partnership Units of other classes or series or its status as General Partner).

               SECTION 4. Allocations. The Series B Preferred Units shall be subject to all of the provisions of Article 6 of the Agreement.

               SECTION 5. Liquidation Proceeds. (a) Upon voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, distributions on the Series B Preferred Units shall be made in accordance with
Section 13.2 of the Agreement.

        (b) Notice. Written notice of any such voluntary or involuntary liquidation, dissolution or winding-up of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by (i) fax and (ii) by first class mail, postage pre-paid, not less than thirty (30) and not more than sixty
(60) days prior to the payment date stated therein, to each holder of record of the Series B Preferred Units at the respective addresses of such holders as the same shall appear on the transfer records of the Partnership.

        (c) No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units will have no right or claim to any of the remaining assets of the Partnership with respect to such Series B Preferred Units (it being understood that such holder may have additional rights or claims to the remaining assets of the Partnership as a result of its ownership of Partnership Units of other classes or series or its status as General Partner).

        (d) Consolidation, Merger or Certain Other Transactions. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company or the Partnership to, or the consolidation or merger or other business combination of the Partnership or the Company with or into, any corporation, partnership, limited liability company, trust or other entity (or of any corporation, partnership, limited liability company, trust or other entity with or into the Partnership) or a statutory share exchange of the Company shall not be deemed to constitute a liquidation, dissolution or winding-up of the Partnership.

               SECTION 6. Optional Redemption. (a) Right of Optional Redemption.
(i) Except as otherwise expressly provided in this Section 6, the Series B Preferred Units may not be redeemed prior to the fifth (5th) anniversary of the issuance date. On or after such date, the Partnership shall have the right to redeem the Series B Preferred Units, in whole or in part, at any time or from time to time, upon not less than thirty (30) nor more than sixty (60) days' written notice, at a redemption price (the "Series B Redemption Price"), payable in cash (or cash and such number of shares of Series B Preferred Stock to which a Partner holding such Series B Preferred Units being redeemed for other than cash would be entitled if redeemed at the Series B Exchange Price then in effect pursuant to Section 9 hereof), equal to the Capital Account balance of such holder of Series B Preferred Units attributable to such redeemed Units; provided, however, that no redemption pursuant to this Section 6 will be permitted if the Series B Redemption Price does not equal or exceed the original Capital Contribution with respect to such Units plus the cumulative Priority Return thereon, whether or not declared, to the redemption date to the extent not previously distributed. If fewer than all of the outstanding Series B Preferred Units are to be redeemed, the Series B Preferred Units to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional Partnership Units).

               (ii) In the event that (1) any Series B Preferred Units shall, at any time, be transferred to any Substituted Limited Partner (other than a New Partner Affiliate) and (2) the General Partner shall determine in good faith that such transfer to such Person has caused, would cause, or would likely cause, the Partnership to be a PTP (taking into account the admission of any Partners or the transfer of any Units to any other Person under any agreements of which the General Partner is then aware or contemplating), such transferred Units shall be subject to the right of the Partnership to redeem such Units, in whole but not in part, at any time and from time to time, including without limitation, as of the end of the day immediately preceding the day of the effectiveness of such transfer, for the Series B Redemption Price of such Units payable in (y) such number of shares of Series B Preferred Stock to which the Partner holding such Units being redeemed (excluding Excess Units) would be entitled if redeemed at the Series B Exchange Price then in effect pursuant to
Section 9 hereof and (z) cash, with respect to any such Units that would be Excess Units.

        (b) Limitation on Redemption. (i) The Redemption Price of the Series B Preferred Units (other than the portion thereof attributable to accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company that are contributed by the Company to the Partnership as additional capital contributions, or out of the sale of Partnership Interests, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Stock and Preferred Stock (as such terms are defined in the Charter)), shares, depository receipts, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

               (ii) The Partnership may not redeem fewer than all of the outstanding Series B Preferred Units unless all accumulated and unpaid distributions have been paid on all Series B Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption.

        (c) Procedures for Redemption. (i) Notice of redemption will be
(A) faxed, and (B) mailed by the Partnership, by certified mail, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record holding the Series B Preferred Units at their respective addresses as they appear on the records of the Partnership. No failure to give or defect in such notice shall affect the validity of the proceedings for the redemption of any Series B Preferred Units except as to any holder to whom such notice was defective or not given. In addition to any information required by law, each such notice shall state: (m) the redemption date, (n) the Redemption Price, (o) the aggregate number of Series B Preferred Units to be redeemed and, if fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of Series B Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Units the total number of Series B Preferred Units held by such holder represents) of the aggregate number of Series B Preferred Units to be redeemed, (p) the place or places where such Series B Preferred Units are to be surrendered for payment of the Redemption Price, (q) that distributions on the Series B Preferred Units to be redeemed will cease to accumulate on such redemption date and (r) that payment of the Redemption Price will be made upon presentation and surrender of such Series B Preferred Units.

               (ii) If the Partnership gives a notice of redemption in respect of Series B Preferred Units (which notice will be irrevocable) then, by 12:00 noon, New York City time, on the redemption date, the Partnership will deposit irrevocably in trust for the benefit of the Series B Preferred Units being redeemed funds sufficient to pay the applicable Redemption Price and will give irrevocable instructions and authority to pay such Redemption Price to the holders of the Series B Preferred Units upon surrender of the Series B Preferred Units by such holders at the place designated in the notice of redemption. If the Series B Preferred Units are evidenced by a certificate and if fewer than all Series B Preferred Units evidenced by any certificate are being redeemed, a new certificate shall be issued upon surrender of the certificate evidencing all such Series B Preferred Units, evidencing the unredeemed Series B Preferred Units, without cost to the holder thereof. On and after the date of redemption, distributions will cease to accumulate on the Series B Preferred Units or portions thereof called for redemption, unless the Partnership defaults in the payment or deposit, in accordance with the foregoing, of the Redemption Price. If any date fixed for redemption of Series B Preferred Units is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Bay (and without any interest or other payment in respect of any such delay) except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date fixed for redemption. If payment of the Redemption Price is improperly withheld or refused and not paid by the Partnership, distributions on such Series B Preferred Units will continue to accumulate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the applicable Redemption Price.

               SECTION 7. Voting Rights. (a) General. Partners holding the Series B Preferred Units will not have any voting rights or right to consent to any matter requiring the consent or approval of the Limited Partners, except as set forth in this Section 7. In connection with the foregoing, the references in Sections 14.1A and 14.2A of the Agreement to Partnership Interests shall exclude the Series B Preferred Units.

        (b) Certain Voting Rights. So long as any Series B Preferred Units remain outstanding, the Partnership shall not, without the affirmative vote of the Partners holding at least two-thirds of the Series B Preferred Units outstanding at the time: (i) authorize, create, or increase the authorized or issued amount of any class or series of Partnership Interests ranking prior to the Series B Preferred Units with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any Partnership Interests into any such Partnership Interest, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such Partnership Interests; (ii) issue any Parity Units to a Partnership Affiliate, reclassify any Partnership Interest held by a Partnership Affiliate into any such Parity Unit or issue any obligation or security convertible into or evidencing the right to purchase any such Parity Unit to a Partnership Affiliate (any such issuance or reclassification, referred to as an "Affiliate Parity Placement"); provided, however, that notwithstanding the foregoing provisions of this clause (ii) the Partnership may effect any Affiliate Parity Placement to the extent such placement is either (A) in connection with the issuance by the Company of corresponding preferred stock to persons who are not Partnership Affiliates or (B) upon terms no more favorable to such Partnership Affiliates than those that the General Partner, in the good faith determination of its Board of Directors, would be willing to offer to an unrelated party in an arm's length transaction (such placement, an "Exempt Affiliate Parity Placement"); or (iii) either (A) consolidate, merge into or with, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity or (B) amend, alter or repeal the provisions of the Agreement, whether by merger, consolidation or otherwise, in each case in a transaction or manner that would materially and adversely affect the powers, special rights, preferences, privileges or voting powers of the Series B Preferred Units or the Partners holding such Units as set forth in the Agreement and this Certificate of Designations; provided, however, that with respect to the occurrence of a merger, consolidation or a sale or lease of all of the Partnership's assets as an entirety, so long as (l) the Partnership is the surviving entity and the Series B Preferred Units remain outstanding with the terms thereof unchanged, or
(2) the resulting, surviving or transferee entity is a partnership, limited liability company or other pass-through entity organized under the laws of any state and substitutes the Series B Preferred Units for other interests in such entity having substantially the same terms and rights as the Series B Preferred Units, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, then the occurrence of any such event shall be deemed not to materially and adversely affect such powers, special rights, preferences, privileges or voting powers of the Series B Preferred Units or the Partners holding such Units; and provided further that any increase in the amount of Partnership Interests or the creation or issuance of any other class or series of Partnership Interests or obligation or security convertible into or evidencing the right to purchase any such Partnership Interests, in each case ranking (y) junior to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up, or (z) on a parity to the Series B Preferred Units with respect to payment of distributions and the distribution of assets upon liquidation, dissolution or winding-up (other than for Affiliate Parity Placements that are not Exempt Affiliate Parity Placements) shall be deemed not to materially and adversely affect such powers, special rights, preferences, privileges or voting powers of the Series B Preferred Units or the Partners holding such Units. In the event of any conflict between the provisions of Article 14 of the Agreement and the provisions of this
Section 7, the provisions of this Section 7 shall control.

               SECTION 8. Transfer Restrictions. Notwithstanding anything to the contrary set forth in Article 11 of the Agreement, in the event any Partner should desire to effect a transfer of any Series B Preferred Unit and such proposed transfer of all or any portion of the Series B Preferred Units (A) would not violate the provisions of Section 11.3D of the Agreement, (B) would effect a transfer to an entity that is an accredited investor within the meaning of Regulation D under the Securities Act, (C) (i) in the event that the Partnership shall satisfy the private placement safe harbor of Treasury Regulation Section 1.7704-1(h) (taking into account any person treated as a partner under Treasury Regulation Section 1.7704-1(h) (3)), would not cause the total number of such persons holding Series B Preferred Units to exceed five (5) and (ii) for so long as the Partnership is satisfying the safe harbor provisions of Notice 88-75 (1988-2 C.B. 386), would not cause the aggregate number of partners holding Series B Preferred Units, determined on a look-through basis (as provided in such notice) ("Look-Through Partners"), to exceed 20 and (D) with respect to such proposed transfer, the transferor and transferee, as applicable, represent to the General Partner in an ownership certificate (the "Ownership Certificate") in such form as is reasonably acceptable to the General Partner

               (i) in the event that the Partnership is complying with the safe harbor of Notice 88-75 (1988-2 C.B. 386) at the time of such proposed transfer, the maximum number of Look-Through Partners (as hereinafter defined) in the transferee;

               (ii) that such transferee would not cause the Company to fail to satisfy the requirements of Section 856(a)(6) and 856(h) of the Code assuming that (A) all Series B Preferred Units, including those to be transferred to such transferee, were exchanged for Series B Preferred Stock (as defined below), (B) there were no outstanding stock of any other class of the Company and (C) such determination was made during the last half of the Company's taxable year;

               (iii) in the event that the Partnership is complying with the safe harbor of Notice 88-75 (1988-2 C.B. 386) at the time of such proposed transfer, such purported transferee's undertaking not to allow the number of

                      Look-Through Partners certified in clause (i) to increase without the General Partner's prior written consent;

               (iv) such purported transferee's undertaking not to permit the fact stated in clause (ii) to become untrue; and

               (v) such purported transferee's undertaking to become a Substituted Limited Partner and to be bound by the terms of the Partnership Agreement,

the General Partner shall consent to the transfer of such Units to such transferee and (a) such transferee shall be considered a Substituted Limited Partner upon receipt by the General Partner of a written agreement of such transferee to become a Substituted Limited Partner and to be bound by the terms of the Agreement and (b) the Partnership and the General Partner shall treat such Substituted Limited Partner as the absolute owner of the Series B Preferred Units transferred in all respects. Notwithstanding the foregoing, in the event a proposed transfer to a transferee which is not a New Partner Affiliate would not effect a transfer to an entity which would satisfy the provisions of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code), if such provisions were made applicable to such transferee, then such transferee would not have the benefits set forth in Section 9(a)(iii) hereof with respect to "Excess Units;" and further provided such proposed transferee, in order to have such rights as are set forth in Section 9(a)(iii) with respect to "Excess Units" shall represent to the General Partner in the aforesaid Ownership Certificate that such transferee would satisfy the provisions of Section 542(a)(2) of the Code as so modified, and covenant that it will continue to satisfy such provisions. For purposes of this Section 8 "transfer" shall have the meaning thereto attributed in Section 11.1A of the Agreement; provided, however, that nothing contained in this provision shall prevent the right to pledge any Series B Preferred Units as such right is set forth in the Contribution Agreement.

               SECTION 9. Exchange Rights. (a) Right to Exchange.(i) Series B Preferred Units will be exchangeable, subject to Section 9(a)(v) hereof (A) in whole or in part at any time on or after the tenth (10th) anniversary of the date of issuance, at the option of the holders thereof, for authorized but previously unissued shares of 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock of the Company ("Series B Preferred Stock") at an exchange rate of one share of Series B Preferred Stock for one Series B Preferred Unit, subject to adjustment as described below (the "Series B Exchange Price"), (B) at any time, in whole or in part, at the option of the holders of Series B Preferred Units for Series B Preferred Stock if (y) at any time full distributions shall not have been timely made on any Series B Preferred Unit with respect to six (6) prior quarterly distribution periods, whether or not consecutive (provided that a distribution in respect of Series B Preferred Units shall be considered timely made if made within two (2) Business Days after the applicable Series B Preferred Unit Distribution Payment Date if at the time of such late payment there shall not be any prior quarterly distribution periods in respect of which full distributions were not timely made or), or (z) upon receipt by a holder of or holders of Series B Preferred Units of (1) notice from the

General Partner that the General Partner has taken the position that the Partnership is, or upon the occurrence of a defined event in the immediate future will be, a PTP and (2) an opinion rendered by an outside nationally recognized independent counsel familiar with such matters addressed to a holder of or holders of Series B Preferred Units, that the Partnership is or likely is, or upon the occurrence of a defined event in the immediate future will be or likely will be, a PTP, (C) in whole or in part, at the option of any holder of Series B Preferred Units prior to the tenth (10th) anniversary of the issuance date and after the third anniversary thereof if such holder of Series B Preferred Units shall deliver to the General Partner either (1) a private ruling letter addressed to such Partner or (2) an opinion of independent counsel reasonably acceptable to the General Partner and based on the enactment of temporary or final Treasury Regulations or the publication of a Revenue Ruling, in either case to the effect that an exchange of the Series B Preferred Units at such earlier time would not cause the Series B Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series B Preferred Units is an "investment company" under Section 721(b) of the Code if an exchange were permitted at such earlier date, and (D) in whole but not in part (regardless of whether held by the New Partners) for Series B Preferred Stock (but only if the exchange in whole may be accomplished consistently with the ownership limitations set forth under Article IV of the Charter as supplemented by Section 7 of those certain Articles Supplementary designating the Series B Preferred Stock, executed by the Company as of April 29, 1999 (the "Series B Preferred Articles Supplementary"), taking into account exceptions thereto and the provisions of Section 9(a)(v) hereof) if at any time, (i) the Partnership reasonably determines that the assets and income of the Partnership for a taxable year after 1999 would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code or (ii) any holder of Series B Preferred Units shall deliver to the Partnership and the General Partner an opinion of independent counsel based upon information referred to in paragraph 4(f)(iii) of the Contribution Agreement or information contained in the General Partner's publicly filed documents and which opinion is acceptable to the General Partner in its reasonable discretion to the effect that, based on the assets and income of the Partnership for a taxable year after 1999, the Partnership would not satisfy the income and assets tests of Section 856 of the Code for such taxable year if the Partnership were a real estate investment trust within the meaning of the Code and that such failure would create a meaningful risk that a holder of the Series B Preferred Units would fail to maintain qualification as a real estate investment trust.

               (ii) Notwithstanding anything to the contrary set forth in
Section 9(a)(i) hereof, if an Exchange Notice has been delivered to the General Partner, then the General Partner may, at its option, elect to redeem or cause the Partnership to redeem all or a portion of the outstanding Series B Preferred Units for cash in an amount equal to the original Capital Contribution per Series B Preferred Units to be redeemed and all accrued and unpaid distributions thereon to the date of redemption. The General Partner may exercise its option to redeem the Series B Preferred Units for cash pursuant to this Section 9(a)(ii) by giving each holder of record of Series B Preferred Units notice of its election to redeem for cash, within ten (10) Business Days after receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage paid, at the address of each such holder as it may appear on the records of the Partnership stating (A) the redemption date, which shall be no later than sixty (60) days following the receipt of the Exchange Notice, (B) the redemption price, (C) the place or places where the Series B Preferred Units are to be surrendered for payment of the redemption price, (D) that distributions on the Series B Preferred Units will cease to accrue on such redemption date; (E) that payment of the redemption price will be made upon presentation and surrender of the Series B Preferred Units and (F) the aggregate number of Series B Preferred Units to be redeemed, and if fewer than all of the outstanding Series B Preferred Units are to be redeemed, the number of Series B Preferred Units to be redeemed held by such holder, which number shall equal such holder's pro-rata share (based on the percentage of the aggregate number of outstanding Series B Preferred Units the total number of Series B Preferred Units held by such holder represents) of the aggregate number of Series B Preferred Units being redeemed.

               (iii) In the event an exchange of all or a portion of Series B Preferred Units pursuant to Section 9(a)(i) hereof would violate the provisions on ownership limitation of the Company set forth in Article IV of the Charter as supplemented by Section 7 of the Series B Preferred Articles Supplementary, the General Partner shall give written notice thereof to each holder of record of Series B Preferred Units that delivers an Exchange Notice, within ten (10) Business Days following receipt of the Exchange Notice, by (m) fax, and (n) registered mail, postage prepaid, at the address of each such holder set forth in the records of the Partnership. In such event, each such holder of Series B Preferred Units shall be entitled to exchange, pursuant to the provisions of
Section 9(b) hereof a number of Series B Preferred Units which would comply with the provisions on the ownership limitation of the Company set forth in such
Article IV of the Charter as supplemented by Section 7 of the Series B Preferred Articles Supplementary (taking into account any waiver granted pursuant to the provisions of subsection (v) below) and any Series B Preferred Units held by a Partner that are not so exchangeable (the "Excess Units") shall, if the same are not the result of an exchange permitted solely by virtue of the exchange rights set forth in Sections 9(a)(i)(A), 9(a)(i)(B)(z) (but only to the extent the Partnership has become a PTP and (i) the obligations of the holders of Series B Preferred Units pursuant to Section 8 hereof have been breached or (ii) the representations of the New Partners in the Contribution Agreement that they are qualified to be taxable as REITs have been breached and such breach has caused the number of Look-Through Partners who hold Series B Preferred Units to exceed
20) or 9(a)(i)(C) hereof, be redeemed by the Partnership for cash in an amount equal to the original Capital Contribution per Excess Unit, plus any accrued and unpaid distributions thereon, whether or not declared, to the date of redemption. The written notice of the General Partner shall state (A) the number of Excess Units held by such holder, (B) the redemption price of the Excess Units, (C) the date on which such Excess Units shall be redeemed, which date shall be no later than sixty (60) days following the receipt of the Exchange Notice, (D) the place or places where such Excess Units are to be surrendered for payment of the Redemption Price, (E) that distributions on the Excess Units will cease to accrue on such redemption date, and (F) that payment of the redemption price will be made upon presentation and surrender of such Excess Units.

               (iv) The redemption of Series B Preferred Units described in Sections 9(a)(ii) and 9(a)(iii) hereof shall be subject to the provisions of Sections 6(b)(i) and Section 6(c)(ii) hereof; provided, however, that the term "redemption price" in such Section shall be read to mean the original Capital Contribution per Series B Preferred Unit being redeemed plus all accrued and unpaid distributions to the redemption date.

               (v) Notwithstanding anything to the contrary set forth hereinabove, (A) no amount of Series B Preferred Units held by any holder and tendered for exchange at any time will be exchangeable hereunder for Series B Preferred Stock to the extent the exchange of such amount of Series B Preferred Units would cause such holder of such Series B Preferred Units, after giving effect to such exchange, to violate the limitations set forth in Section 4.2 of the Charter, as supplemented by Section 7 of the Series B Preferred Articles Supplementary; provided, however, that the Company will waive such limitation and the limitations set forth in Section 4.2 of the Charter, as supplemented by
Section 7 of the Series B Preferred Articles Supplementary with respect to any Partner, if (1) such Partner demonstrates to the Company's reasonable satisfaction that the exchange of such Series B Preferred Units would not cause the Company to fail to satisfy the requirements of Section 856(a)(6) and 856(h) of the Code assuming [a] that there were no outstanding stock of any other class of the Company and [b] such determination were made during the last half of the Company's taxable year and (2) such waiver and exchange would not jeopardize the REIT status of the Company (including, but not limited to, by taking into account all beneficial and constructive ownership in the Company of such Partner) or cause it to incur income which would fail to qualify as rents from real property pursuant to 856(d)(2)(B) of the Code, and (3) such waiver and exchange is not inconsistent with its fiduciary duties to all of its shareholders and the Limited Partners, including the holders of the Series B Preferred Units and the holders of Series B Preferred Stock; provided, however, that notwithstanding anything to the contrary set forth in the foregoing, and without limiting the foregoing, if the criteria set forth in the preceding clauses (1) and (2) are satisfied with respect to a proposed exchange by a New Partner or New Partner Affiliate, such waiver and exchange shall be deemed to be not inconsistent with the fiduciary duties set forth above; and (B) at no time may exchange rights be exercised for fewer than 850,000 Series B Preferred Units, unless the total number of outstanding Series B Preferred Units not previously surrendered shall be less than 850,000 at such time, in which case exchange rights may be exercised for no fewer than all such outstanding Series B Preferred Units, subject, in any event, to the provisions in the foregoing clause (A).

        (b) Procedure for Exchange. (i) Any exchange shall be exercised pursuant to a notice of exchange (the "Exchange Notice") delivered to the General Partner by the holder who is exercising such exchange right, by (y) fax and (z) by certified mail postage prepaid. Except as otherwise provided in Sections 9(a)(ii) and 9(a)(iii) hereof, the General Partner and the Partnership shall effect any exchange of Series B Preferred Units by delivering to each holder of record of Series B Preferred Units, within ten (10) Business Days following receipt of the Exchange Notice, (A) certificates representing the Series B Preferred Stock being issued in exchange for the Series B Preferred Units of such holder being exchanged and (B) a written notice stating (1) the exchange date, which may be the date of such written notice or any other date which is not later than fifteen (15) Business Days following the receipt of the Exchange Notice, (2) the Series B Exchange Price, and (3) that distributions on the Series B Preferred Units will cease to accrue on such exchange date. As a condition to the exchange, the General Partner may require the holders of Series B Preferred Units to make such representations as may be reasonably necessary for the General Partner to establish that the issuance of Series B Preferred Stock pursuant to the exchange shall not be required to be registered under the Securities Act of 1933, as amended, or any state securities laws. Any shares of Series B Preferred Stock issued pursuant to this Section 9 shall be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free of any pledge, lien, encumbrance or restriction other than those provided in the Charter, the Bylaws of the Company, the Securities Act of 1933, as amended and relevant state securities or blue sky laws or created by the exchanging holder of Series B Preferred Units. Each Series B Preferred Unit exchanged hereunder for a share of Series B Preferred Stock shall be transferred to and acquired by the General Partner and shall not be canceled or redeemed while such share of Series B Preferred Stock is outstanding.

               The certificates representing the Series B Preferred Shares issued upon exchange of the Series B Preferred Units shall contain the following legend:

                      THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER OF THE SHARES REPRESENTED HEREBY, OR OTHER EVIDENCE SATISFACTORY TO THE CORPORATION, THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

               (ii) In the event of an exchange of Series B Preferred Units for shares of Series B Preferred Stock, an amount equal to the accrued and unpaid distributions, whether or not declared, to the date of exchange on any Series B Preferred Units tendered for exchange shall continue to accrue on such Series B Preferred Units, which shall remain outstanding following such exchange, with the General Partner as the holder of such Series B Preferred Units. Notwithstanding anything to the contrary set forth herein, in no event shall a holder of a Series B Preferred Unit that was validly exchanged into Series B Preferred Stock pursuant to

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this section (other than the General Partner now holding such Series B Preferred
Unit), be entitled to receive a distribution out of Available Cash with respect to such exchanged Unit, if such holder, after such exchange, is entitled to receive a distribution from the Company with respect to the share of Series B Preferred Stock for which such Series B Preferred Unit was exchanged or redeemed.

               (iii) Fractional shares of Series B Preferred Stock shall not to be issued upon any exchange hereunder but, in lieu thereof, the General Partner will pay a cash adjustment based upon the fair market value of the Series B Preferred Stock on the day prior to the exchange date as determined in good faith by the Board of Directors of the General Partner.

        (c) Adjustment of Exchange Price. (i) The Series B Exchange Price is subject to adjustment upon certain events, including, (a) subdivisions, combinations and reclassifications of the Series B Preferred Stock, and (b) distributions to all holders of Series B Preferred Stock of evidences of indebtedness of the Company or assets (including securities, but excluding dividends and distributions paid in cash out of equity applicable to Series B Preferred Stock).

               (ii) In case the General Partner shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the General Partner's capital stock or sale of all or substantially all of the General Partner's assets), in each case as a result of which the Series B Preferred Stock will be converted into the right to receive shares of capital stock, other securities or other property (including cash or any combination thereof), each Series B Preferred Unit will thereafter be exchangeable into the kind and amount of shares of capital stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a Partner holding that number of shares of Series B Preferred Stock or fraction thereof into which one Series B Preferred Unit was exchangeable immediately prior to such transaction. The General Partner may not become a party to any such transaction unless the terms thereof are consistent with the foregoing. In the event of any conflict between the provisions of this
Section 9(c)(ii) and Sections 7.3 or 14.1 or Article 16 of the Agreement, the provisions of this Section 9(c)(ii) shall control.

               SECTION 10. No Conversion Rights. The holders of the Series B Preferred Units shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or interest in, the Partnership.

               SECTION 11. No Sinking Fund. No sinking fund shall be established for the retirement or redemption of Series B Preferred Units.

               SECTION 12. No Preemptive or Other Rights. The holders of Series B Preferred Units shall have no preemptive rights, including preemptive rights with respect to any Units or other Partnership Interest of the Partnership convertible into or carrying rights or options to purchase any such Series B Preferred Units and including the provisions of Section 4.4 of the Agreement.